Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-171806

 Pricing Supplement to the Prospectus dated January 28, 2011 and the Prospectus Supplement dated January 28, 2011
US$ 900,000,000 Royal Bank of Canada Senior Floating Rate Notes due April 17, 2014

The Notes (the “Notes”) are senior unsecured floating rate notes.  Interest and the amount payable upon maturity of the Notes will be paid in cash.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Issue:	Senior Global Medium-Term Notes, Series E

Title of Series:	Senior Floating Rate Notes due April 17, 2014

Settlement Date:	April 19, 2011

Principal Amount:	US $ 900,000,000

Ranking:	Senior

Net Proceeds:	US $ 898,650,000

Interest Rate Basis:	LIBOR

Index Maturity:	3 months

Spread:	0.30%

Interest Payment Dates:	On the 17th day of each July, October, January, and April commencing July 17, 2011, subject to the modified following business day convention

Interest Reset Dates:	On the 17th day of each July, October, January, and April commencing July 17, 2011, subject to the modified following business day convention

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a New York or London business day, immediately preceding the related interest payment date

Interest Rate Determination Dates:	Two London business days prior to the start of each Interest Reset Date

Day Count Convention:	Actual/360

Pricing Date:	April 12, 2011

Maturity Date:	April 17, 2014

Repayment at our Option:	Not Applicable

Repayment at Option of Holder:	Not Applicable

Lead Manager:	RBC Capital Markets, LLC / BNP Paribas Securities Corp. / J.P. Morgan Securities LLC

Public Offering Price:	100%

Agent’s Discount:	0.15%

Minimum Denominations:	$1,000, and integral multiples of $1,000 in excess thereof.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	The Bank of New York Mellon

Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Listing” on the cover page of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series E”. The Notes will have the CUSIP No. 78008K5X7.

Your investment in the Notes involves certain risks.  See “Additional Risk Factors Specific to Your Notes” beginning on page P-1 of this pricing supplement,  “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes.  In addition, the underwriters may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we inform or the underwriters inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

	Price to Public	Underwriters’ Discount	Proceeds to Royal Bank
Per Note	100%	0.15%	99.85%
Total	$900,000,000	$1,350,000	$898,650,000

RBC Capital Markets	BNP PARIBAS	J.P. Morgan

 Pricing Supplement dated April 12, 2011

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 28, 2011, and the accompanying prospectus supplement, dated January 28, 2011.  Your Notes are not secured debt.    You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated January 28, 2011 and the accompanying prospectus supplement, dated January 28, 2011.  The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of Royal Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series E,” that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, and by a second supplemental indenture, dated as of February 28, 2007, and as further amended, from time to time (the “indenture”).  The Notes are described in the accompanying prospectus supplement.  This pricing supplement summarizes financial and other terms that apply to the Notes.  We describe terms that apply generally to all Series E medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes.  If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

Interest on the Notes will be payable in US Dollars on the 17th day of each April, July, October, and January, commencing July 17, 2011, subject to a modified following business day convention.  The interest on the Notes for each period will be equal to three-month USD LIBOR plus a spread of 0.30% (the “interest rate”).  The interest rate will be calculated by reference to Reuter’s page LIBOR01 two London business days prior to the start of each interest period as provided for the Notes in the accompanying prospectus supplement.

Minimum Denominations

$1,000, and integral multiples of $1,000 in excess thereof.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that The Bank of New York Mellon is currently serving as the calculation agent for the Notes.  We may change the calculation agent for your Notes at any time without notice and The Bank of New York Mellon may resign as calculation agent at any time upon sixty (60) days’ written notice to Royal Bank.

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

i.	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

ii.
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

iii.
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

a.	the due date for payment thereof, or

b.
if the full amount of the monies payable on such date has not been received by the trustee on or prior  to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

iv.
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences” in the attached prospectus, and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus).  If you are not a U.S. holder, please consult your own tax advisor.

           In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes will be treated as a variable rate debt instrument for United States federal income tax purposes. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and any gain or loss you recognize upon the sale or maturity of your notes should be capital gain or loss except to the extent that such gain or loss is attributable to accrued, but unpaid interest.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences  – United States Taxation – Original Issue Discount – Variable Rate Debt Securities” in the accompanying prospectus.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

The following section supplements the tax discussion under the accompanying prospectus dated January 28, 2011, and prospectus supplement dated January 28, 2011 and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a Non-resident Holder (as defined in the accompanying prospectus).

In the opinion of Ogilvy Renault LLP, our Canadian tax counsel, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

On April 12, 2011, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated January 28, 2011, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to each of the underwriters, and each of the underwriters have agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$ 273,000,000.00
BNP Paribas Securities Corp.	$ 273,000,000.00
J.P. Morgan Securities LLC	$ 273,000,000.00
Citigroup Global Markets Inc.	$ 9,000,000.00
Goldman, Sachs & Co.	$ 9,000,000.00
ING Financial Markets LLC	$ 9,000,000.00
Lloyds Securities Inc.	$ 9,000,000.00
Morgan Stanley & Co. Incorporated	$ 9,000,000.00
nabSecurities, LLC	$ 9,000,000.00
SG Americas Securities, LLC	$ 9,000,000.00
UBS Securities LLC	$ 9,000,000.00
Wells Fargo Securities, LLC	$ 9,000,000.00
Total	$ 900,000,000.00

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession which will not exceed 0.10% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount which will not exceed 0.05% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $250,000.  The underwriters have agreed to reimburse us for certain expenses in an amount of up to $150,000.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less a commission of 0.15%.  To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

The underwriters and/or their affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions.  The underwriters and their affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We will deliver the notes against payment therefor on April 19, 2011, which is the fifth scheduled business day following the trade date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to delivery of the notes hereunder will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and we will receive the net proceeds of the offering.  The underwriters are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive, which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.  “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.  Each underwriter has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year and where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any of the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from, or otherwise involving the United Kingdom.

Hong Kong.  Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures, and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the underwriters.  This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$ 900,000,000

Royal Bank of Canada

Senior Global Medium-Term Notes, Series E

Senior Floating Rate Notes due April 17, 2014

April 12, 2011

RBC Capital Markets	BNP PARIBAS	J.P. Morgan